Exhibit 99

For Immediate Release                  Contact:  Rick DeLisi
February 26, 2004         Director, Corporate Communications
Page 1 of 1                                   (703) 650-6550

    Atlantic Coast Airlines/Independence Air Chairman and
Chief Executive Officer to Present at JP Morgan 2004 Airline
                         Conference

Dulles, VA, (February 26, 2004) - Atlantic Coast Airlines Holdings, Inc. (NASDAQ/NM: ACAI) (ACA) Chairman and Chief Executive Officer Kerry Skeen will make a presentation to investors and financial analysts during the JP Morgan 2004 Airline Conference being held in New York. The ACA/Independence Air presentation is scheduled to take place Tuesday, March 2, 2004 at approximately 4:30pm Eastern.

JP Morgan will webcast an audio-only version of its conference participants' presentations live on the Internet. Access to the site will be permitted after a brief registration process. Listeners will need to register and listen at the following web address:

http://www.wallstreetwebcasting.com/webcast/jpm2/acai/

Listeners should go to this site at least 15 minutes prior to the event to register and download and install any necessary software, Microsoft Windows Media Player or RealPlayer. Preregistration is available now. For those unable to listen to the live broadcast, a replay will be available for 30 days by accessing the above address. There is no charge to access the event.

The slides that will accompany the ACA/Independence Air presentation will be available as a PowerPoint file in the "For Investors" section of the Atlantic Coast corporate website:  www.atlanticcoast.com

Atlantic Coast Airlines currently operates as Delta Connection and United Express in the Eastern and Midwestern U.S. as well as Canada. On July 28, 2003, ACA announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport-to be called Independence Air. The company has a fleet of 144 aircraft-including a total of 120 regional jets-and offers 800 daily departures, serving 80 destinations. ACA employs approximately 4,100 aviation professionals.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com. For more information about Independence Air, visit our "preview" site at www.flyi.com.

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